EXHIBIT A

                                   AGREEMENT

                         JOINT FILING OF SCHEDULE 13D

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of ICT Technologies, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.


                         /s/ Vasilios Koutsobinas
                         Vasilios Koutsobinas


                         /s/ Joshua Shainberg
                         Joshua Shainberg